Exhibit 10.31

BJ’s Wholesale Club. Inc.
25 Research Drive, Westborough, MA 01581; Telephone: [*****]

DATE: 2020.12.09

Re: Electronic Transmission of Purchase Orders

Dear Vendor:

In an effort to expedite the order process and reduce the paperwork associated with a conventional purchasing system, BJ’s Wholesale Club, Inc. (“BJ’s”) now requires electronic data interchange (“EDI”) for transmitting purchase orders.

EDI transmission should include data fields in accordance with the [*****] as defined by the Data Interchange Standards Associated, Inc. EDI orders may be sent by one of the following methods as mutually agreed to with BJ’s: (1) EDI orders initiated by BJ’s to you either directly or through a Value Added Network (“VAN”) using [*****] transactions sets, or (2) EDI orders transmitted by you to BJ’s through a Vendor Managed Inventory (“VMI”) system using [*****] transaction sets. All EDI purchase orders require acknowledgments. In the event any EDI purchase order you receive contains data questionable for whatever reason, please contact your BJ’s replenishment specialist immediately so the EDI purchase order can be retransmitted via email. EDI purchase orders shall be effective when received with the correct trading or vendor identification code at the receiving party’s designated terminal or network mailbox, and such party transmits a functional acknowledgment to the other party. Please provide an EDI ID number in the applicable space at the end of this letter.

Transmission of an offer to buy or sell from one party to the other shall be effective as an offer when it is received as described above. Unless otherwise agreed in writing, such offer shall be deemed accepted as provided in the enclosed BJ’s vendor enrollment package. Failure by either party to object to any term of an order transmitted as described above within three days of receipt off the applicable purchase order as described above shall be considered acceptance of those terms. Each party shall implement appropriate security procedures to ensure proper authorization of the transmissions it originates and to prevent improper disclosure of business data, including trading or any vendor identification codes. BJ’s may cease sending or receiving orders via EDI upon notice to you.

This procedure is intended to expedite the ordering process. The terms of this and all future purchase orders will be BJ’s standard purchase order terms and conditions, a copy of which is enclosed. A purchase order transmitted by EDI is a “writing” within the meaning of any applicable law that requires a written document for an enforceable contract. It is agreed that neither party will raise the statute of frauds, lack of writing, or lack of signatures as a defense in any dispute which may arise regarding any EDI transaction between our companies.

To indicate your agreement to the foregoing, please complete and sign and return a copy of this letter to BJ’s. Thank you for your cooperation on this matter.

Very truly yours,

[*****]
President & Chief Executive Officer

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Vendor Name: Palmetto Gourmet Foods, Inc	Please complete as applicable:

By:		EDI ID No: [*****]
(Authorized Signatory)

Print Name: Matt Talle

Date: 2020.12.09	Primary Email Address: [*****]

Secondary Email Address: [*****]

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

PURCHASE ORDER TERMS AND CONDITIONS
BJ’S WHOLESALE CLUB, INC.

The shipment and sale of products by Vendor or its affiliates (“Vendor”) to BJ’s Wholesale Club, Inc. and its subsidiaries and/or affiliates, including BJNH Operating Co., LLC and BJME Operating Corp. (collectively “BJ’s”), pursuant to a purchase order transmitted by electronic data interchange (“EDI”), shall be subject to the terms and conditions set forth herein unless otherwise agreed to in writing by Vendor and BJ’s.

1.	SHIPPING AND INVOICING INSTRUCTIONS. All shipping cartons must be labeled to clearly identify the goods shipped and the corresponding Order. Complete shipping and packaging instructions are as specified in BJ’s Routing & Packaging Guide or in the terms of any applicable letter of credit which are a part of this Order. Any exceptions to BJ’s routing, packaging, and/or shipping requirements must be requested and approved, in writing, through BJ’s Supply Chain Integration Department.

Each invoice and each shipping document shall reference and be submitted in sequence with the corresponding Purchase Order number, the complete ship to address including BJ’s three digit number, the number of cartons, the weight, the name of the carrier and, if applicable, the name of the consolidator.

BJ’s will only accept invoices for payment via EDI transmission. One invoice may relate to only (a) one Order, (b) one shipment (bill of lading), and (c) one point of final destination (a store or a warehouse). An invoice of more than one page shall be clearly marked to show the page numbers. The Vendor on the invoice shall be the same as the Vendor on the Purchase Order. Invoices not in compliance with instructions contained herein will be returned to Vendor for correction.

Vendor agrees that BJ’s shall continue to be entitled to any and all discounts and shall not be otherwise penalized due to any delay in payment attributable to the failure of Vendor to comply with BJ’s invoicing requirements.

All Proofs of Delivery requested by BJ’s must be submitted to BJ’s within eight months of shipment date.

2.	PAYMENT TERMS AND PAYMENT REMITTANCE Unless otherwise agreed to in writing by BJ’s, payment terms commence upon receipt of goods or receipt of invoice, whichever is later. BJ’s shall have no obligation to make payment hereunder prior to receipt of all goods ordered hereunder and receipt of invoice at BJ’s home office address listed in Section 15 (b), unless agreed to in writing by BJ’s.

Invoices will be paid via electronic funds transfer (“EFT”) payments. Payments will be on hold until EFT information has been received from Vendor. Remittance detail will be available on the BJ’s Vendor Portal for approximately [*****] months from payment date. If requested, remittance detail can be provided via [*****].

3.	INSURANCE REQUIREMENTS. Vendor agrees to obtain and maintain at its expense Commercial General Liability insurance coverage which includes at minimum both products and completed operations coverage with the Vendor’s Broad Form Endorsement and which specifically names BJ’s as an Additional Insured in such amounts and containing such other provisions which shall be satisfactory to BJ’s and in compliance with BJ’s Insurance Requirements previously provided to Vendor. If Vendor’s work hereunder involves operations by Vendor on the premises of BJ’s or one of its customers, Vendor shall take all necessary precautions to assure that the work is carried out in a safe and lawful manner shall obtain and maintain in addition to the coverage described above worker’s compensation insurance at statutory limits and auto liability insurance in an amount of $[*****] listing BJ’s as an additional insured as its interests apply. Payment of invoice is conditional upon Vendor supplying to BJ’s satisfactory evidence of compliance with insurance requirements and Vendor agrees that BJ’s shall continue to be entitled to any and all discounts and shall not be otherwise penalized due to any delay in payment attributable to the failure of Vendor to comply with BJ’s insurance requirements.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

4.	ACCEPTANCE - ORDER. An Order shall not be effective until (a) for verbal orders, it is confirmed in writing by an authorized employee of BJ’s, (b) Vendor transmits a functional acknowledgment within [*****] days of receipt of an Order in the case of an Order by EDI, or (c) BJ’s transmits a functional acknowledgement and fails to object within [*****] days to a Vendor-initiated EDI Order under a Vendor Managed Inventory (“VMI”) system. Goods “put in work” or shipped prior to fulfillment of the above conditions are at Vendor’s risk.

By shipping the goods ordered on this Order, or by performing the services specified by this Order, or by unconditionally acknowledging receipt of this Order, Vendor accepts and agrees to the terms and conditions of this Order. Notwithstanding the above, Vendor shall be deemed to accept this Order upon the terms stated in this Order unless Vendor shall give written notice of rejection within [*****] days of the date of this Order. These terms and conditions constitute an offer by BJ’s which may be accepted only on these terms and conditions. Any proposal for different or additional terms or any attempt by Vendor to vary in any degree any of the terms of this Order in Vendor’s acceptance, confirmation or other material is hereby objected to and rejected by Br s, but such proposal shall not operate as a rejection of this Order unless such variances are in the terms of the description, quantity, price or delivery schedule of the goods, but shall be deemed a material alteration thereof, and this Order shall be deemed accepted by the Vendor without said additional or different terms.

5.	INSPECTION, ACCEPTANCE OR REJECTION OF GOODS. Receipt by BJ’s of any goods, irrespective of any contrary terms contained in documents accompanying any goods delivered, shall not be deemed an acceptance. Any such receipt shall evidence only the time, place and quantity of cartons or other shipping containers received. At BJ’s option, goods offered upon terms other than those stated in this Order, or not in every respect as ordered by BJ’s or as warranted, or not shipped in compliance with BJ’s Transportation Routing and Packaging Guide may be (a) rejected (or acceptance thereof revoked) in whole or in part, and the goods rejected may be either returned to Vendor, at Vendor’s risk and expense, or held by BJ’s for Vendor’s account, at Vendor’s risk and expense, whether or not any previous non-conforming shipment has been previously accepted by BJ’s, and in either such event BJ’s shall receive a credit for the amount rejected. If any shipment shall be short, in lieu of rejecting the same, BJ’s may elect to accept the same and receive a credit for the shortage. In addition, BJ’s may elect to correct any non-conformity and charge back Vendor for its cost or expense in accommodating such non-conformity as a condition to its acceptance.

Until reasonable instructions are received from Vendor as to goods rejected by BJ’s, BJ’s is under no duty as to goods which are perishable or threaten to decline in value speedily. If Vendor shall refuse to accept any goods properly returned, BJ’s may, at its option, recall the goods from the carrier and retain custody thereof, without liability of any kind to the Vendor for the purchase price, loss or damage thereto, or otherwise, it being agreed that such action by BJ’s shall be solely as agent for Vendor and for Vendor’s account as owner of the goods, and to reduce charges accruing against Vendor and loss of value of the goods. If Vendor shall fail to request and accept delivery of the goods from BJ’s within two weeks after BJ’s has recalled same, then BJ’s may thereafter, at its option, sell said goods at public or private sale without notice to Vendor and for such price as BJ’s elects, in which case BJ’s sole obligation to Vendor shall be the gross proceeds of the sale less all costs incurred by BJ’s in effecting the sale. With respect to nonperishable, seasonal merchandise, acceptance of any Order is conditioned upon Vendor’s agreement to grant BJ’s discounts, rebates or allowances sufficient to enable BJ’s to resell the goods at a reasonable profit where, based on customer demand for or the seasonal nature of the goods, Vendor is not able to sell substantially all of such goods at BJ’s original retail price for such goods within the customary annual selling period for such seasonal merchandise. For purposes of this paragraph, seasonal merchandise shall refer to merchandise, which due to changing weather conditions or the availability of materials or commodities, is customarily sold or is suitable for use by customers primarily during regular, limited periods of the year.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

6.	CHANGES, MODIFICATIONS. These terms and conditions may be waived or changed only by a writing signed by an authorized BJ’s employee.

7.	TERMINATION. BJ’s reserves the right to revoke this Order at any time without liability prior to shipment by Vendor. BJ’s reserves the right to cancel this Order or any part thereof if Vendor fails to comply in every respect with any of the terms or conditions of this Order.

8.	PRICES. Prices shall be as specified on the face of the purchase order or as posted to BJ’s price file in the case of VMI orders. Where Vendor and BJ’s have mutually agreed to payment via a letter of credit, any such letter of credit shall be in a form satisfactory to BJ’s with payment terms of net thirty days. Vendor warrants that prices shown on the purchase order shall be complete and no additional charges of any type shall be added without BJ’s express written consent. Such additional charges include, but are not limited to, shipping, packaging, labeling, customs duties, taxes, storage, insurance. Vendor’s prices shall not be higher than that last quoted to BJ’s. Vendor warrants that the prices, discounts, allowances and rebates on the goods sold to BJ’s pursuant to this Order are not less favorable than those currently extended to any other similarly situated customer for the same or like articles in equal or lower quantities. Vendor agrees to reduce prices or increase discounts, allowances and rebates prospectively in the event of any general price reduction and retroactively in the event that more favorable terms have been made available to other comparably situated customers of Vendor during the term of this Order.

9.	SHIPMENT AND RISK OF LOSS. Risk of loss or damage shall pass to BJ’s upon acceptance of delivery at the FOB point on the face of the Order. If Vendor shall fail either to use the carrier or consolidator directed by BJ’s or to follow the shipping instructions applicable to the Order, the Vendor shall bear the entire cost of the resulting freight-in or other additional freight costs.

10.	DELIVERIES. Time is of the essence of this Order.

11.	WARRANTIES: QUALITY AND COMPLIANCE WITH THE LAWS. The warranties contained and reserved herein shall be cumulative and in addition to any other warranties provided by law, including but not limited to those provided in the Uniform Commercial Code. All warranties shall survive BJ’s inspection, acceptance and payment, and shall run to BJ’s, its successors, assigns and customers and users of products sold by BJ’s. Vendor expressly warrants that all goods and services covered by this Order shall conform strictly to specifications, samples or other descriptions upon which this Order is based, be new and of good quality, be free from defects in material and workmanship, and will be merchantable, safe, fit and sufficient for the purpose intended, and that the handling, wearing, consumption or use of the same will not cause harm to any person or damage to any property.

Vendor warrants that all laws, executive orders, ordinances, rules and regulations of federal, state and local governments and political subdivisions and agencies thereof, (herein collectively referred to as “Laws”) applicable to the goods, or services provided, or the processing, production, packaging, labeling or identification thereof, will be complied with, and that the price and other terms of sale and all promotional and advertising matter furnished by Vendor comply with all such Laws. Laws include but are not limited to those identified in the following two sentences. Vendor warrants that any products described in this Order have been produced and labeled in compliance with, and have not been, are not, will not be, adulterated or misbranded within the meaning of any state law or The Food and Drug Act (1906) as amended, and any regulations issued thereunder in force at the time of delivery to BJ’s. Vendor warrants that the goods, where applicable, conform to The Federal Food, Drug and Cosmetics Act of 1938, The Federal Fair Labor Standards Act, The Consumer Product Safety Act, The Consumer Product Safety Improvement Act of 2008 (CPSIA), The Insecticides Act, regulations of the Environmental Protection Act and have been labeled, advertised and invoiced in accordance with the requirements of The Wool Products Labeling Act of 1938, The Fur Product Labeling Act, The Textile Fiber Product Identification Act, The Federal Hazardous Substance Labeling Act and The Clean Air Act, and have been shown by reasonable and representative tests in accordance with The Flammable Fabrics Act to be not so highly flammable as to be dangerous when worn by individuals. Vendor warrants that all electrical appliances and devices are in compliance with the requirements and bear the seal of Underwriters Laboratories, Inc. Vendor warrants that tariff rates for prepaid shipments have been properly and duly filed by their carrier in accordance with regulations of the Surface Transportation Board and other applicable laws.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Vendor shall provide BJ’s or appropriate authorities with certificates of compliance or conformity with any applicable laws or regulations for all goods covered by this Order, including without limitation, the Consumer Product Safety Improvement Act of 2008. Without limiting the foregoing, Vendor warrants, and Vendor agrees to provide BJ’s with accurate information as BJ’s may reasonably request and/or a signed guarantee in the form, if any, prescribed by such laws before payment is required to be made, that the , weights, measures, sizes, legends and descriptions, if any, stamped, printed or otherwise attached to the goods or containers or referring to the goods are correct and comply with such laws.

Vendor warrants that the goods, their title, markings, labels, design and appearance and their sale and resale do not infringe any patents, trade marks, service marks, trade names, copyrights or other rights of others, or unfairly compete therewith, and that the resale of the goods by BJ’s, to any person, in any place, with or without any such markings, labels, design or appearance is not restricted in any manner whatsoever.

Vendor agrees that all labels containing BJ’s name or trademark or otherwise identifying BJ’s will be removed from any goods not shipped to BJ’s, and that all such excess labels over amounts required to fill BJ’s orders will be disposed of as BJ’s shall direct, and that in no way will any label, trademark or other identification of BJ’s be used by Vendor, or permitted by Vendor to be used, on or in connection with any goods other than goods shipped to BJ’s.

Vendor warrants that it will comply in all material respects with BJ’s Vendor Code of Conduct provided herewith.

12.	INDEMNIFICATION. In consideration of the purchase of products by BJ’s Wholesale Club, Inc. (“BJ.’s”) from the below-named vendor (“Vendor”), Vendor shall hold harmless, indemnify, and defend BJ’s, its affiliates, divisions, subsidiaries (including BJNH Operating Co., LLC and BJME Operating Corp.), successors and assignees and each of their respective officers, directors, shareholders, agents and employees (collectively “Customer”) from and against any and all losses, damages, liabilities, claims, demands, suits, expenses and out-of-pocket costs (including reasonable attorneys’ fees and expenses) incurred in connection with any and all suits, claims, demands or liabilities whatsoever of every name and nature, both in law and equity, arising out of or resulting in any way from (a) any actual or alleged defect in any product provided by Vendor to Customer (each, a “Product”); (b) any act or omission, negligence or willful misconduct of Vendor or any of its agents, employees or subcontractors relating to the purchase or sale of any Product; (c) any actual or alleged breach by Vendor of any warranty, guarantee or certificate issued to Customer; (d) any actual or alleged infringement by Vendor or any Product of any patent, trademark, copyright, trade secret or other intellectual property right of a third party; (e) the design, manufacture, production, assembly, packaging, labeling, shipping, advertising or sale of any Product; and (f) any demand, complaint, claim or legal action, whatsoever, from any source, alleging damage, death, illness or injury to any person or property resulting from the manufacture, purchase, sale, consumption and/or use of any Product; in each case, whether foreseen or unforeseen, and provided that Vendor shall have no responsibility with respect to liability to the extent resulting proximately from Customer’s negligence or willful misconduct.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

In the event of a claim, lawsuit or other matter covered by this Agreement, Customer shall promptly notify Vendor in writing and Vendor shall have the opportunity to assume full responsibility for the defense and resolution of such claim, lawsuit or matter; provided however, that a) Vendor shall appoint counsel acceptable to Customer, b) Vendor, its agents, representatives, attorneys or insurers shall not bind Customer in settlement, without its prior written consent, and c) Customer shall be permitted to participate in its own defense at its own expense. This Agreement shall survive any expiration of the parties’ purchase and sale relationship with respect to any Products purchased.

13.	REMEDIES. No receipt, acceptance, resale, payment or other act or omission by BJ’s shall bar BJ’s at any time from proceeding against Vendor for any breach of contract or warranty or from exercising any remedies BJ’s may have as a result of the failure of Vendor, or the goods, to comply with the provisions of this Order. No modification or exclusion of any warranty, express or implied, shall be effective unless agreed to by BJ’s in a separate written instrument executed by BJ’s solely for that purpose. Vendor agrees that damage or loss resulting from goods not meeting warranty standards will be deemed as having been proximately caused by Vendor’s warranty breach, whether or not BJ’s or BJ’s customers have previously examined goods. No warranty shall be excluded because of BJ’s examination of, or refusal to examine, goods. If any claim shall be made against BJ’s alleging facts which if true would be a breach of any warranty or other agreement of Vendor, BJ’s shall have the right to withhold from any payments due to Vendor or any of its affiliates, until the resolution of such claim, so much as BJ’s estimates to be a reasonable reserve to satisfy said indemnity. If, after satisfaction of said indemnity, there is any remaining reserve, said reserve will be paid to Vendor.

Complaints or any notice of Vendor’s breach will be considered to be made within a reasonable time if made within a reasonable time after notification is given to BJ’s by BJ’s customers.

With respect to any goods sold or otherwise disposed of that shall be the subject of any suit or claim, Vendor shall compensate BJ’s for the damage, loss or expense suffered by BJ’s. With respect to any goods not sold or otherwise disposed of that shall be the subject of any suit or claim, BJ’s shall have the right to return the same for full credit.

Nothing herein shall exclude any other rights or remedies to which BJ’s is entitled by law or in equity.

14.	ALTERNATIVE DISPUTE RESOLUTION. The parties agree that, before initiating any litigation concerning this agreement or their respective obligations hereunder, except for claims for equitable relief, they will attempt in good faith to resolve their dispute through an acceptable alternative dispute resolution procedure. Each party covenants 1) not to unfairly use litigation or the threat of litigation to harass or intimidate the other party, and 2) not to assert frivolous claims or defenses in any dispute between them.

15.	MISCELLANEOUS

(a)	BJ’s shall be entitled to set off any amounts owing at any time from Vendor to BJ’s or any of its affiliated companies against any amount payable at any time by BJ’s or such affiliates in connection with this Order.

(b)	Neither this Order nor any right/duty hereunder is assignable except the assignment to a factor of the right to receive payments hereunder. Such assignment must be in writing, signed by an authorized agent of Vendor and sent postage prepaid, return receipt requested, to Accounts Payable, BJ’s Wholesale Club, and [*****]. If any rights of Vendor to receive payment hereunder shall be assigned to a factor, then even after notice to BJ’s of such assignment, the assignees shall be bound by, and subject to, any defenses which BJ’s may have against Vendor and any agreements made by BJ’s and Vendor regarding the goods or payment therefor, whether arising before or after such assignment, including, without limitation, any claims for defects or returns and any allowances, credits or rebates for any purpose. The foregoing rights of BJ’s may not be waived except in a writing signed by the President or Chief Financial Officer of BJ’s.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(c)	If this Order is marked “Return Allowed”, or “Guaranteed Sale”, BJ’s may at any time or times return unsold goods for full credit. If this Order is so marked or marked “Consignment”, BJ’s shall be liable for payment only as goods are sold and BJ’s may at any time or times return unsold goods. In either event, Vendor shall accept such goods returned and pay the transportation costs for such returns. If this Order is marked “Hold For Release” it is not a firm order and may be cancelled by BJ’s at any time for any reason whatsoever with no liability and any monies paid to Vendor shall be promptly refunded to BJ’s.

(d)	In no event shall BJ’s be liable for anticipated profits or for incidental or consequential damages. BJ’s liability on any claim of any kind for any loss or damage arising out of or in connection with or resulting from this Order or from the performance or breach thereof shall in no case exceed the price allocable to the goods or services or unit thereof which gives rise to the claim. BJ’s shall not be liable for interest charges or penalties of any description. No lawsuit may be brought against BJ’s on account of any breach by BJ’s unless the suit shall be instituted within one year of the date of the breach.

(e)	BJ’s reserves the right, in case of fire, vandalism, malicious mischief, other casualty, war, civil commotion, embargo, governmental regulation or labor dispute or any event beyond its reasonable control to cancel this Order in whole or in part with no liability whatsoever.

(f)	The terms and conditions of: (i) this Order, (ii) BJ’s Transportation Routing and Packaging Guide, and (iii) Invoicing and Merchandising Requirements, together with any and all written instruments executed by BJ’s which explicitly state they are in addition to the terms and conditions of the Order, are all a part of this Order and together constitute the entire agreement between Vendor and BJ’s with respect to the subject matter of this Order.

(g)	The invalidity of any provision contained herein shall not affect the validity of any other provision. BJ’s failure to insist on performance of any term or condition or to exercise any right or privilege shall not waive any such term, condition, right or privilege.

(h)	Any suit or proceedings by Vendor against BJ’s or any of its agents shall be governed by the laws of the Commonwealth of Massachusetts and shall be brought only in courts of proper jurisdiction located in the Commonwealth of Massachusetts. This agreement shall be enforced in accordance with the Uniform Commercial Code as adopted, amended and construed from time to time in Massachusetts. Vendor shall not disclose any confidential information of BJ’s or the existence or terms of any Order, except as necessary for performance of this Order, without the prior written approval of BJ’s.

Import Orders shall be shipped in full 40-foot container quantities unless BJ’s specifies otherwise. Vendor shall be responsible for any additional costs incurred for failure to ship such Orders in full container quantities. BJ’s reserves the right to charge Vendor a fee of up to $[*****] for each amendment to a letter of credit proposed by Vendor and for each violation by Vendor of the terms of such letter of credit. Vendor shall be liable to BJ’s for any additional customs duty levied on BJ’s where Vendor has incorrectly calculated the amount of such duty in any sales quotation to BJ’s.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

BJ’s Wholesale Club, Inc.
[*****]

CERTIFICATE OF INSURANCE

STATEMENT OF FACT

When BJ’s Wholesale Club, Inc. does not manufacture, assemble, package, repackage, install or in any way alter or modify the products, BJ’s Wholesale Club, Inc. does not accept the liability for manufacturing defects for any of the products sold in its warehouses. Each manufacturer, supplier and vendor must accept complete responsibility for its respective products. In addition, each manufacturer, supplier and vendor must defend and indemnify BJ’s Wholesale Club, Inc. from any claims alleging injury or damages resulting from their products.

To establish this business relationship, each manufacturer, supplier and vendor must agree to the terms and conditions listed below. Each manufacturer, supplier and vendor is required to carry the following types of insurance: General Liability including Products/Completed Operations Coverage’s and Contractual Liability Coverage’s. BJ’s Wholesale Club, Inc. must also be listed as an additional insured via the Additional Insured — Vendors endorsement, ISO form # [*****] (or equivalent) and an Indemnification agreement must be signed.

The use of alternative Risk Management arrangements such as Captives, Risk Retention Groups and Self-Insurance are acceptable upon review by BJ’s Wholesale Club, Inc.’s Risk Management Department. Additional information may be required.

All vendors who utilize Self-Insurance or a combination of Self-Insurance and Insurance to satisfy the General Liability / Products Liability insurance requirements must submit their company’s most recent financial information for review when the Self-Insurance Retention (SIR) amount exceeds $[*****].

Vendor shall return to BJ’s Wholesale Club, Inc. the following three (3) documents:

1.	A Certificate of Insurance naming BJ’s Wholesale Club, Inc. as an additional insured.

2.	Vendor’s Endorsement ISO form # [*****] (or equivalent) Endorsement Name: Additional-Insured Vendors (or equivalent)

3.	Signed and dated Indemnification Agreement provided by BJ’s Wholesale Club, Inc.

No vendor will be approved until the above mentioned documentation has been received. PRODUCTS LIABILITY RATING SCHEDULE

Many of the products sold by BJ’s Wholesale Club, Inc. have inherent and operational qualities that present the opportunity for an accident that could result in bodily injury or property damage.

The products sold are rated into three (3) categories:

Category I	These products determined to be neither inherently nor operationally dangerous. Examples include apparel, videotapes, books and jewelry.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Category II	Those products that may not be inherently dangerous, but if used improperly or fail operationally could cause an injury or damage.

Examples include electric fixtures (lights, fans), baby products, food items (except fresh/frozen meats/seafood and related items are category III), electric signs, furniture and some household appliances.

Category III	Those products that is both inherently dangerous and operationally dangerous.

Serious injury may result from an accident with or without a product defect.
Examples include electric and power tools with exposed moving parts such as saws (table, circular). Also, chemicals labeled as highly toxic, lawn mowers, edgers, grass trimmers, gas grills, go carts and pool chemicals, also fresh/frozen meats/seafood and related items.

INSURANCE LEVELS

Category I	$[*****] million
Category II	$[*****] million
Category III	$[*****] million or higher

CERTIFICATE REQUIREMENTS

●	BJ’s Wholesale Club, Inc. must be named as additional insured via the Additional Insured — Vendors endorsement, ISO form # [*****] (or equivalent).

●	The coverage period must be for a minimum of [*****] year from issue date and renewed yearly thereafter.

●	Written notification of insurance coverage cancellation to BJ’s Wholesale Club, Inc. is required at least [*****] days prior to coverage cancellation date.

●	The certificate must have a valid recognizable signature.

VENDOR’S ENDORSEMENT

●	A standard vendor’s endorsement ISO form # [*****] (or equivalent) for all products. BJ’S INDEMNIFICATION AGREEMENT

●	Each manufacturer, supplier or vendor must execute the enclosed Indemnification Agreement and return to BJ’s Wholesale Club, Inc. prior to the initial shipment of merchandise.

Copies of Certificates of Insurance must be provided to BJ’s Wholesale Club, Inc. buyer prior to the initial shipment of merchandise. The Certificates of Insurance should be sent to the address below.

BJ’s Wholesale Club, Inc.
[*****]
[*****]
Attn: Insurance Compliance

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

INDEMNIFICATION AGREEMENT

In consideration of the purchase of products by BJ’s Wholesale Club, Inc. (“BJ’s”) from the below-named vendor (“Vendor”), Vendor shall hold harmless, indemnify, and defend BJ’s, its affiliates, divisions, subsidiaries (including BJNH Operating Co., LLC and BJME Operating Corp.), successors and assignees and each of their respective officers, directors, shareholders, agents and employees (collectively “Customer”) from and against any and all losses, damages, liabilities, claims, demands, suits, expenses and out-of-pocket costs (including reasonable attorneys’ fees and expenses) incurred in connection with any and all suits, claims, demands or liabilities whatsoever of every name and nature, both in law and equity, arising out of or resulting in any way from (a) any actual or alleged defect in any product provided by Vendor to Customer (each, a “Product”); (b) any act or omission, negligence or willful misconduct of Vendor or any of its agents, employees or subcontractors relating to the purchase or sale of any Product; (c) any actual or alleged breach by Vendor of any warranty, guarantee or certificate issued to Customer; (d) any actual or alleged infringement by Vendor or any Product of any patent, trademark, copyright, trade secret or other intellectual property right of a third party; (e) the design, manufacture, production, assembly, packaging, labeling, shipping, advertising or sale of any Product; and (f) any demand, complaint, claim or legal action, whatsoever, from any source, alleging damage, death, illness or injury to any person or property resulting from the manufacture, purchase, sale, consumption and/or use of any Product; in each case, whether foreseen or unforeseen, and provided that Vendor shall have no responsibility with respect to liability to the extent resulting proximately from Customer’s negligence or willful misconduct.

In the event of a claim, lawsuit or other matter covered by this Agreement, Customer shall promptly notify Vendor in writing and Vendor shall have the opportunity to assume full responsibility for the defense and resolution of such claim, lawsuit or matter; provided however, that a) Vendor shall appoint counsel acceptable to Customer, b) Vendor, its agents, representatives, attorneys or insurers shall not bind Customer in settlement, without its prior written consent, and c) Customer shall be permitted to participate in its own defense at its own expense. This Agreement shall survive any expiration of the parties’ purchase and sale relationship with respect to any Products purchased.

2020.12.09
Date Signed

Palmetto Gourmet Foods,Inc
Name of Vendor

Matt Talle
Name of Authorized Officer

Chief Strategy Officer
Title of Authorized Officer

Signature of Authorized Officer

782 Columbia Highway Saluda, SC 29138
Address of Vendor

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

INVOICING AND MERCHANDISING REQUIREMENTS

BJ’s requires that a delivery appointment be scheduled with the receiving warehouse before shipment. Deliveries will not be accepted without a delivery appointment. Any shipping or storage costs incurred due to an early or late delivery or no delivery appointment being scheduled will be the vendor’s responsibility.

Early shipment, overshipment, unauthorized back orders, and unauthorized SKU substitutions will not be accepted. They will be returned to the vendor and the vendor will be charged for the return freight expense.

Our Accounts Payable system is driven by our Purchase Order. It is the vendor’s responsibility to verify that their costs agree with the costs quoted on our Purchase Order.

BJ’s will only accept invoices for payment via EDI transmission.

Invoices shall be paid via electronic funds transfer (“EFT”) payments. Payments will be on hold until EFT information has been received from Vendor. Remittance detail will be available on the BJ’s Vendor Portal for approximately 3 months from payment date. If requested, remittance detail can be provided via [*****].

All vendor correspondence should be mailed to the following address:

BJ’s WHOLESALE CLUB, INC.

[*****]

[*****]

[*****]

Our system requires that the vendor bill one invoice per shipment., and that each invoice must reference only one purchase order number. Unauthorized multiple billings against one shipment require manual processing outside our system and will delay payment to the vendor. BJ’s will appropriate applicable discounts lost due to incorrect vendor billings. BJ’s also reserves the right to return incorrectly billed invoices, and to request a corrected invoice before payment is processed. Terms would then commence upon receipt of the corrected invoice.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

BJ’s requires only one original invoice copy with a unique numeric invoice number on the first page. Please do not subtotal multiple page invoices. Please staple multiple page invoices together. All invoices printed on continuous form paper must be separated.

Every invoice must list our Purchase Order number (nine characters) and our “Ship To” Club number and address on the face of the first page of the invoice. Each invoice must reflect only one Purchase Order number. Invoices that reference an incomplete or invalid Purchase Order, or an improper “Ship To” address, or more than one Purchase Order number will be returned to the vendor for correction. Payment terms will commence upon receipt of the corrected invoice.

BJ’s requires that the vendor invoice state the payee’s name and remittance address. Request for payee/remittance address change must be submitted in writing on the vendor’s company letterhead and signed by the vendor’s principal officer.

BJ’s policy is that invoice payment due dating will commence, per terms, upon receipt of goods at the warehouse, or receipt of the vendor’s invoice at Corporate. This depends upon the arrangement the buyer has made with the vendor. Goods must be received before payment can be made.

BJ’s requests that the vendor invoice line items are listed in the same order as the Purchase Order line items. The invoice must be in the same unit conversion as the Purchase Order.

BJ’s encourages the use of our style number on all vendor invoices to speed up timely invoice reconciliation.

BJ’s requires that all vendor discrepancy claims be supported by:

➢	A copy of the vendor’s invoices

➢	A copy of the BJ’s check on which the discrepancy appears

➢	Proof of Delivery if the claim is in dispute of a merchandise shortage debit

➢	A cover letter summarizing the claim contents and total amount of the claim

* BJ’s WILL NOT ADDRESS ISSUES UNDER $[*****].

BJ’s reserves the right to deny vendor claims that are not submitted within one year of the original transaction date. All requests for Proof of Deliveries must be submitted to BJ’s before the Carrier’s nine-month statute of limitation has expired.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.